Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurthkenyon.com

July 14, 2017

Noble Midstream Partners LP

1001 Noble Energy Way

Houston, Texas 77070

Re:	Common Units issued by Noble Midstream Partners LP

Ladies and Gentlemen

We have acted as special counsel to Noble Midstream Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate 3,525,000 common units representing limited partner interests in the Partnership (the “Common Units”) that may be sold from time to time by the selling unitholders (the “Selling Unitholders”) named in the Registration Statement on Form S-1 (the “Registration Statement”) proposed to be filed with the Securities and Exchange Commission (the “SEC”).

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Partnership’s First Amended and Restated Agreement of Limited Partnership, dated September 20, 2016, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents. We have also assumed that the consideration for the Common Units required in connection with their original issuance to the Selling Unitholders was received by the Partnership.

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) the Common Units have been validly issued and (ii) purchasers of the Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such purchasers will have no personal

ANDREWS KURTH KENYON LLP

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July 14, 2017

liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

We consent to the filing by you of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of Our Common Units” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP